Exhibit 3.2

CERTIFICATE OF INCORPORATION

OF

MICRONET ENERTEC TECHNOLOGIES, INC.

January 31, 2002

As amended April 23, 2002, October 17, 2002, March 14, 2013 and October 1, 2014

The undersigned, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “General Corporation Law of the State of Delaware”), hereby certifies that:

ARTICLE I

NAME OF CORPORATION

The name of the corporation is Micronet Enertec Technologies, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, County of Kent; and the name of the registered agent of the corporation  in the State of Delaware at such address is National Corporate Research, Ltd.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of  Delaware (the “GCL”).

ARTICLE IV

AUTHORIZED STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be ~~one hundred five million (105,000,000)~~ thirty million (30,000,000) shares, of which ~~one hundred million (100,000,000)~~ twenty five million (25,000,000) shares shall be common stock, par value $0.001 per share (the “Common Stock”), and five million (5,000,000) shares shall be preferred stock, par value $0.001 per share (the “Preferred Stock”). All of the shares of Common Stock shall be of one class.

Upon the Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Date”), the Corporation shall implement a reverse stock split of its Common Stock (the “Reverse Split”), whereby every two (2) shares of Common Stock issued and outstanding of record immediately prior to the Effective Date (the “Old Common Stock”) shall be automatically reclassified as, and converted into, one (1) share of Common Stock (the “New Common Stock”).

Notwithstanding the provisions of the foregoing paragraph, no fractional shares of New Common Stock shall be issued in connection with the Reverse Split. In lieu of receipt of fractional shares in the Reverse Split, each holder shall receive an amount in cash equal to the product of (i) the fractional share of New Common Stock that a holder would otherwise be entitled to, multiplied by (ii) a price determined by the Board in its discretion as the fair market value per share of New Common Stock on the business day prior to the effective date of this Certificate of Amendment.

Each stock certificate that immediately prior to the Effective Date represented shares of Old Common Stock shall, from and after the Effective Date, be exchanged for a stock certificate that represents that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that the Reverse Split will occur without any further action on the part of stockholders and without regard to the date or dates on which certificates formerly representing shares of Old Common Stock are physically surrendered. Upon the consummation of the Reverse Split, each certificate formerly representing shares of Old Common Stock, until surrendered and exchanged for certificates representing shares of New Common Stock, will be deemed for all corporate purposes to evidence ownership of the resulting number of shares of New Common Stock.

The shares of Preferred Stock shall be undesignated Preferred Stock and may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issuance and duly adopted by the Board of Directors of the Corporation, authority to do so being hereby expressly vested in the Corporation's Board of Directors.  The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock.  The Board of Directors of the Corporation, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

The authority of the Board of Directors of the Corporation with respect to each  such class or series of Preferred Stock shall include, without limitation of the foregoing, the right to determine and fix:

the distinctive designation of such class or series and the number of shares to constitute such class or series;

the rate at which dividends on the shares of such class or series shall be declared and paid or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligations;

voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Certificate of Incorporation, may deem advisable and are not inconsistent with the law and the provisions of this Certificate of Incorporation.

ARTICLE V

INCORPORATOR

The incorporator of the Corporation is Kaplan Gottbetter & Levenson, LLP, having a mailing address of 630 Third Avenue, 5th Floor, New York, New York 10017.

ARTICLE VI

ELECTION OF DIRECTORS

The election of directors of the Corporation need not be by written ballot unless otherwise required by the by-laws of the Corporation.

ARTICLE VII

BY-LAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized  to make, alter and repeal by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law, whether adopted by them or otherwise.

ARTICLE VIII

NUMBER OF DIRECTORS

The number of directors that constitutes the entire Board of Directors of the Corporation shall be as specified in the by-laws of the Corporation.

ARTICLE IX

MEETINGS OF STOCKHOLDERS

Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the by-laws of the Corporation may provide.  The books of the Corporation may be kept (subject to any provisions of applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation.

ARTICLE X

LIMITATION ON LIABILITY OF DIRECTORS;
INDEMNIFICATION OF DIRECTORS AND OFFICERS;
PERSONAL LIABILITY OF DIRECTORS

The Corporation shall indemnify each of the Corporation's directors and officers in each and every situation where, under Section 145 of the GCL, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent that the Board of Directors deems advisable, as permitted by Section 145.

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director of the Corporation (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.  If the GCL is subsequently amended to further eliminate or limit the liability of a director, then a director of  the  Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended GCL.  For purposes of this Article X, “fiduciary duty as a director” shall include any fiduciary duty arising out of service at the Corporation's request as a director of another corporation,  partnership, joint venture or other enterprise, and “personal liability to the Corporation or its stockholders” shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

Neither any amendment nor repeal of this Article X nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

COMPROMISE OR ARRANGEMENT

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or on the application of any receiver or receivers appointed for this Corporation under Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation as the case may be, and also on this Corporation.

ARTICLE XII

AMENDMENT OF PROVISIONS OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, and other provisions authorized by the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.